UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
SCHEDULE 14A INFORMATION
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Securities Exchange Act of 1934
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BROADRIDGE FINANCIAL SOLUTIONS, INC.
(Name of Registrant as Specified In Its Charter)

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Broadridge Financial Solutions, Inc.
Transcript – Tim Gokey Video Message to Stockholders
ProxyVote version
October 6, 2020

Hi, I’m Tim Gokey, CEO of Broadridge. Thank you for your investment in our company.

I’m coming to you from my home office this year because like many of you, I’ve been working mostly from home these past several months.  As we all know, the Covid-19 pandemic has thrown the world’s economies and markets into disarray, and its impact on people and communities, including our own, has been profound and continues to be felt. Add to that an increasing focus on the issue of social justice, and it is clear we are in the midst of a unique moment in our history.

This difficult period is testing the strength and resilience of us all, and it’s been inspiring to see Broadridge’s associates around the world stepping up, supporting our clients, supporting our coworkers and families while staying engaged in our communities.

It is also a moment that has underlined the important and critical nature of the work we do to support financial markets by providing the critical infrastructure powering investing, corporate governance, and communications.

As we approach our 2020 annual meeting, I'd like to share some highlights from this year and to remind you to vote your shares.  Whether you own a few shares or many, your voice matters to us and you deserve to be heard.

Why is your vote important? Because the annual meeting is one of the key ways that shareholders can participate in the governance of the companies in which they invest. At Broadridge, we're in the business of enabling this clear and important right.  So I encourage you to read your annual meeting materials, and vote your Broadridge shares, and to vote any shares you own in other companies.

I’d also like to invite you to join us for our annual meeting of stockholders on Thursday November 19th.  You'll learn more about Broadridge and you'll have the opportunity to ask questions of management and our board.  Our annual meeting is a virtual shareholder meeting, which means you can attend the meeting, vote, and submit your questions conveniently online at: virtual shareholder meeting.com, forward slash BR20.  This past proxy season, while the pandemic prevented in-person annual shareholder meetings, Broadridge’s Virtual Shareholder Meeting solution enabled over 1,500 companies to hold their meetings safely and effectively.

If you can’t attend the meeting, you can submit your question before the meeting by going to proxyvote.com. - our voting platform available online and as an app for IOS and Android.

It’s important to me that all our shareholders get to participate in the meeting, and we will answer all questions.

Now let’s talk about some performance highlights from fiscal 20:
•	Despite the challenging environment, Broadridge delivered strong financial results and continued to make critical investments to support long-term growth
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Recurring revenues rose 10% to 3 billion dollars, Adjusted earnings per share rose 8% to $5.03, and we had another record year for closed sales, growing our revenue backlog and giving us increased visibility into our future growth.

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With these strong fiscal 20 results, Broadridge delivered on the three-year financial targets we laid out at our December 2017 Investor Day. We will outline new three-year financial targets at our Investor Day this December.

As Broadridge enters fiscal 2021, the health and safety of our associates remains our top priority.  We continue to follow guidance from authorities in each of our geographies, and we will not require non-production associates to return to the office until June of 2021. For those who choose or who must be in one of our facilities, we continue to mandate temperature checks, personal protective equipment, and social distancing.

Despite the headwinds presented by the pandemic and general economic uncertainty, I expect the critical nature of what we do, our strong backlog of new revenue, and the investments we have made will continue to support our growth. I'm more excited than ever about our ability to create growing long-term and sustainable value for our clients, associates and shareholders, while supporting the communities in which we operate.

I look forward to our 2020 annual meeting, and I hope that you'll be able to join.

Thank you again for listening and thank you especially for your support.

Broadridge Financial Solutions, Inc.
Transcript – Tim Gokey Video Message to Stockholders
Social Media Version
October 6, 2020

Hi, I’m Tim Gokey, CEO of Broadridge Financial Solutions.

I'd like to take this opportunity to remind you of three important ways you can weigh in on important decisions for the companies in which you own shares, including Broadridge.  Whether you own a few shares or many, your voice matters.

•	First, be informed about your investment.

•	Second, vote your proxy. It's quick and easy with ProxyVote, our platform that's available both online and as an app for IOS and Android.

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Third, attend the annual meeting.  If you’re a Broadridge stockholder, we encourage you to attend our virtual annual meeting on Thursday, November 19th by visiting Virtual shareholder meeting.com, forward slash BR20.

As a shareholder, you have a voice in the future of companies in which you invest.  We encourage you to use that voice to make a difference.  Thank you.